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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                             DATALINK CORPORATION

   The undersigned, being the Chief Executive Officer of Datalink Corporation, a Minnesota corporation (the "Company"), subject to the provisions of Chapter
302A of the Minnesota Statutes, known as the Minnesota Business Corporation
Act, does hereby certify that the Board of Directors and shareholders of the Company adopted the following resolutions by joint action of the Board of Directors and shareholders effective as of June 1, 1998:

                             AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION

   RESOLVED: That the Articles of Incorporation of the Company be, and the same hereby are, amended and restated, and the following Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation and all amendments thereto, pursuant to Minnesota Statutes
Section 302A.135, as follows:

                                  ARTICLE I.
                                     NAME

   The name of the corporation is Datalink Corporation.

                                 ARTICLE II.
                              REGISTERED OFFICE

   The registered office of this corporation is located at 7423 Washington Avenue South, Minneapolis, Minnesota 55439.

                                 ARTICLE III.
                                   CAPITAL

   3.01. The aggregate number of shares which this corporation shall have the authority to issue is 50,000,000 shares, having par value of $.001.

   3.02. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series.

   3.03. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

   3.04. No shareholder of the corporation shall have any pre-emptive rights.
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  3.05.  No shareholder shall be entitled to any cumulative voting rights.

  3.06. The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of all voting shares represented at a duly held meeting of the shareholders, except where a larger proportion is required by law, these Articles, or a shareholder control agreement.

                                  ARTICLE IV.
                         DIRECTOR LIABILITY LIMITATION

  No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit any liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to such amendment or repeal.

                                   ARTICLE V.
                         WRITTEN ACTION WITHOUT MEETING

  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all directors then in office.

  IN WITNESS WHEREOF, I have subscribed my name to these Amended and Restated Articles of Incorporation this 1st day of June, 1998.




                                 /s/ Greg R. Meland
                                 ---------------------------------------
                                 Greg R. Meland, Chief Executive Officer

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